AMENDMENT

to

Mutual Fund Services Agreement

Between

THE Cutler Trust

and

Ultimus Fund Solutions, LLC

This Amendment to the Mutual Fund Services Agreement, dated April 18, 2005, as amended on July 1, 2015, April 12, 2018 and April 30, 2019 (collectively, the “Agreement”), between The Cutler Trust (the “Trust”), a Delaware business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”), is entered into effective the 1st day of January 2020.

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, the Parties agree to amend and revise the Agreement to revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Section 8(d) of the Agreement is amended so that it reads: “The cost of obtaining secondary market securities price quotes.”

2. The section titled “Fees” in Schedule B to the Agreement is amended to add the following provision (including the fee schedule) related to securities pricing:

•	Price Quotes.

Each Portfolio agrees to pay the charges for primary securities/commodity price quotes, which charges are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	[REDACTED]
International Equity (Non-Fair Value)	[REDACTED]
International Equity (Fair Value)	[REDACTED]
Options	[REDACTED]
Futures (Listed)	[REDACTED]

Corporate Bonds, Mortgage Backed Securities (MBS) Bonds, MBS Adjustable Rate Mortgages (ARMs), & Money Market Instruments	[REDACTED]
Government/Agency	[REDACTED]
Floating Rate Medium Term Notes (MTNs)	[REDACTED]
Municipal Bonds	[REDACTED]
High Yield Corporate Bonds & High Yield Municipal Bonds	[REDACTED]
International Bond	[REDACTED]
Asset Backed Securities (ABS) & ABS Home Equity	[REDACTED]
Collateralized Mortgage Obligations (CMOs) Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	[REDACTED]
Commercial Mortgage Backed Securities (CMBS)	[REDACTED]
Collateralized Debt Obligations (CDOs) & Collateralized Loan Obligations (CLOs)	[REDACTED]
Leverage Loans/Bank loans	$[REDACTED] per month
Exchange Rates - Spot and Forwards	$[REDACTED]
Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided	$[REDACTED] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[REDACTED] per month per CFC

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of January 1, 2020 .

	The Cutler Trust		Ultimus Fund Solutions, LLC

By:	/s/ Erich Patten	By:	/s/ David K. James
Name:	Erich Patten	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

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